Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-1

(Form Type)

Thunder Power Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share(2)	457(c)	7,078,933	$0.3339	(3)	$2,363,655.73	0.0001531	$361.88
	Equity	Common stock issuable upon exercise of warrants (2)	457(c)	10,537,475	$0.3339	(3)	$3,518,462.90	0.0001531	$538.68

	Total Offering Amounts						$5,882,118.63		$900.55
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$900.55

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.

(3)	The price per share and aggregate offering price are based on the average of the high and low prices of the common stock on November 1, 2024, as reported on the Nasdaq.